UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2010

SYMMETRY MEDICAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-32374	35-1996126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3724 N State Road 15, Warsaw, Indiana 46582
(Address of Principal executive offices, including Zip Code)

(574) 268-2252
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

As reported in the Company’s November 3, 2010 press release, Symmetry Medical, Inc. has entered into a $200 million senior secured revolving credit facility, effective November 3, 2010.  The credit facility includes an “accordion feature” that permits expansion of the borrowing capacity up to $300 million. The credit facility has a term of five years.

Initial borrowings of approximately $89 million under the credit facility were used to retire existing debt, including the existing term loans and revolving credit facility, due in June 2011.  The balance of the facility is available for general corporate and working capital requirements, international expansion and permitted acquisitions.

The new credit facility is priced at LIBOR plus an applicable percentage, ranging from 175 basis points to 275 basis points, based on the Company’s leverage ratio.

J.P. Morgan Securities LLC and Wells Fargo Bank Securities, LLC acted as Joint Lead Arrangers and Joint Bookrunners for the credit facility and Periculum Capital Company, LLC served as placement agent.  JPMorgan Chase Bank, N.A. was Administrative Agent and Wells Fargo Bank, National Association was Syndication Agent.  Bank of America, N.A., Fifth Third Bank and PNC Bank, National Association served as Co-Documentation Agents.  Other participating lenders include The Northern Trust Company and U.S. Bank National Association.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

99.1	Credit Agreement with J.P. Morgan as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Medical Inc.

/s/ Fred L. Hite
Date: November 9, 2010	Name: Fred L. Hite
Title: Chief Financial Officer